EX-99(l)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of Invesco Dynamic Credit Opportunity Fund of our report dated April 29, 2021 relating to the consolidated financial statements and consolidated financial highlights of Invesco Dynamic Credit Opportunities Fund which appear in Invesco Dynamic Credit Opportunities Fund’s Annual Report on Form N-CSR for the year ended February 28, 2021. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm,” “Consolidated Financial Highlights,” and “Financial Statements” in such Registration Statement.

/s/PricewaterhouseCoopers LLP
Houston, Texas
July 2, 2021